Filed pursuant to Rule 424(b)(5)

Registration Number 333-129275

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 17, 2005)

2,781,100 Shares

Warrants for 1,390,550 Shares

SCOLR Pharma, Inc.

COMMON STOCK

See “ Risk Factors” beginning on page S-3 of this prospectus supplement for information you should consider before buying our securities.

We are offering and selling 2,781,100 shares of our common stock, warrants to purchase up to 1,390,550 shares of our common stock and up to 1,390,550 additional shares of our common stock issuable upon exercise of the offered warrants with this prospectus supplement. We are offering the shares and warrants in units consisting of one share of common stock together with a warrant to purchase one-half of one share of common stock; the warrants will have an exercise price of $2.10 per share of common stock. ThinkEquity Partners LLC is acting as placement agent for this transaction, and Taglich Brothers, Inc. is acting as a financial advisor to SCOLR Pharma, Inc. in connection with this transaction.

You should carefully read this prospectus supplement and the accompanying base prospectus before you invest in our securities.

Our common stock is traded on the American Stock Exchange under the symbol “DDD.” On November 28, 2007, the last reported sale price of our common stock on the American Stock Exchange was $1.75 per share.

	Per Unit(1)	Total(2)
Offering price	$1.50	$4,171,650
Placement agent fees (6.0%)(3)	$0.09	$250,300
Proceeds to SCOLR Pharma, Inc. net of placement agent fees but before other offering expenses	$1.41	$3,921,350

(1)	A unit consists of one share of common stock together with a warrant to purchase one-half of one share of common stock. This table excludes shares of common stock issuable on exercise of warrants offered hereby.
(2)	This table is based on the sale of 2,781,100 shares of our common stock and does not reflect the proceeds from the exercise of warrants covering 1,390,550 additional shares registered in this offering which have an exercise price of $2.10 per share. See “Description of Warrants” in this prospectus supplement.
(3)	This fee amount includes $112,509 to be paid to our financial advisor in connection with this offering.

We have engaged the placement agent listed below to offer the shares of our common stock and warrants to purchase our common stock, as described in the section entitled “Plan of Distribution.” The placement agent is not purchasing or selling any of the securities being sold in this offering on its own behalf, nor is it required to sell any specific number or dollar amount of our securities but will use its best efforts to sell the securities offered. Because there is no minimum offering amount required as a condition to closing this offering, the total offering price, placement agent fees and net proceeds, after expenses, to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the shares of common stock and the warrants will be made on or about December 4, 2007, against payment in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

ThinkEquity Partners LLC

This prospectus supplement is dated November 29, 2007

Prospectus Supplement

i

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 that we filed on October 27, 2005, with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may offer and sell any combination of securities described in the accompanying base prospectus in one or more offerings. The accompanying base prospectus provides you with a general description of the securities we may offer. Each time we use the accompanying base prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in the base prospectus. The shelf registration statement was declared effective by the SEC on November 16, 2005. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock and warrants being offered, the risks of investing in our securities and the placement arrangements. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. The accompanying base prospectus provides general information about us, some of which may not apply to this offering.

You should read this prospectus supplement, along with the accompanying base prospectus, carefully before you invest. Both documents contain important information you should consider when making your investment decision.

You may rely only on the information contained in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus supplement or the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement and the accompanying base prospectus, nor any sale made under this prospectus supplement and accompanying base prospectus, means that the information contained in this prospectus supplement is correct as of any time after the relevant date of this prospectus supplement or the accompanying base prospectus.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all of the information that may be important to you in deciding whether to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

SCOLR PHARMA, INC.

We are a specialty pharmaceutical company. Our corporate objective is to combine our formulation experience and knowledge with our proprietary and patented Controlled Delivery Technology (CDT®) platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products.

Our innovative drug delivery technologies enable us to formulate tablets or capsules that release their active agents predictably and programmably over a specified timeframe of up to 24 hours. Our platform is designed to reduce the frequency of drug administration, improve the effectiveness of the drug treatment, ensure greater patient compliance with a treatment program, reduce side effects or increase drug safety. In addition, our technology can be incorporated into oral formulations to increase the solubility characteristics of previously non-soluble and sparingly soluble drugs without employing costly or complex nano-crystalization, micro-milling or coated particle technologies.

We have developed multiple private label extended-release nutritional products incorporating our CDT platform that are sold in national retailers. In October 2005, we entered into a strategic alliance with a subsidiary of Perrigo Company for the manufacture, marketing, distribution, sale and use of certain dietary supplement products in the United States. We receive royalty payments based on a percentage of Perrigo’s net profits derived from the sales of products covered by our agreement.

Our lead product candidate is a CDT-based extended-release formulation of ibuprofen, an analgesic typically used for the treatment of pain, fever and inflammation. There are currently no extended-release formulations of ibuprofen approved for use in North America. We are also engaged in development of CDT-based extended-release formulations of pseudoephedrine, ondansetron, rivastigmine, and risperidone, as well as an immediate release formulation of raloxifene. Pseudoephedrine is a decongestant that is widely used to relieve sinus pressure related to allergies and the common cold. Ondansetron is the drug in Zofran®, GlaxoSmithKline’s product for anti-nausea and vomiting associated with chemotherapy and radiation treatments for cancer. Raloxifene is the active ingredient in Evista®, Eli Lilly’s product for osteoporosis which uses a different solubilization technology. Rivastigmine is the active ingredient in Exelon®, the Novartis drug for management of Alzheimer’s disease. Risperidone is the active ingredient in Risperdal®, Janssen, L.P.’s product for the management of schizophrenia and bipolar mania.

We have a research collaboration with Biocryst Pharmaceuticals to develop an oral formulation of peramivir, a promising antiviral compound, using our CDT platform. Peramivir is a novel therapeutic being developed by Biocryst for treatment of seasonal and life threatening influenza with a focus on intravenous and intramuscular delivery. The goal of the collaboration is to develop an oral delivery system for peramivir that improves bioavailability. We have also entered into a collaboration and license agreement with Dr. Reddy’s Laboratories to pursue development and commercialization of an undisclosed oral prescription drug with significant potential for cardiopulmonary market using our CDT technology. We are developing other products that we have not disclosed for competitive reasons, and we are evaluating additional drugs as potential development candidates for expanding our growing portfolio of CDT applications.

We were incorporated on October 12, 1994, in Delaware under the name Caddy Systems, Inc. From April 1995 to July 2002, we operated under the name Nutraceutix, Inc. In July 2002, we changed our name to SCOLR, Inc. and to SCOLR Pharma, Inc. in July 2004. SCOLR is an acronym for “Self-Correcting Oral Linear Release,” an important feature of our lead technology.

Our principal executive offices are located at 3625 132nd Ave SE, Suite 400, Bellevue, Washington 98006. Our general telephone number is (425) 373-0171. Our website is www.scolr.com. Information contained on our website is not part of, and is not incorporated into, this prospectus supplement. Our filings with the SEC are available without charge on our website.

The Offering

Shares of common stock being offered by us	2,781,100 shares, and up to an additional 1,390,550 shares to be issued on exercise of the warrants.

Warrants to purchase shares of common stock	Warrants to purchase 1,390,500 shares, with an exercise price of $2.10 per share. The warrants are immediately exercisable and will remain exercisable for five years from the date of the closing of the sale of the securities in this offering.

Shares of common stock to be outstanding after this offering	40,939,579 shares

Price per unit (consisting of one share of common stock together with a warrant to purchase one-half of one share of common stock)	$1.50

Use of proceeds	We estimate that the net proceeds from the sale of common stock will be approximately $3.6 million, not including any proceeds we may receive on exercise of the warrants being sold in this offering. The net proceeds from this offering will be added to our general funds and used for research and development, working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement that you should consider before making a decision to invest in our securities.

American Stock Exchange symbol	“DDD”

RISK FACTORS

Before you invest in our securities, you should become aware of various risks, including those described below and beginning on page 2 of the accompanying base prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide whether to purchase the securities. The risks set forth below may not be exhaustive.

Our business, operating results, financial performance, and share price may be materially adversely affected by a number of factors, including but not limited to the following risk factors, any one of which could cause actual results to vary materially from anticipated results or from those expressed in any forward-looking statements. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus supplement. See “Where You Can Find More Information.”

Risks Related To Our Business

We have incurred substantial operating losses since we started doing business and we expect to continue to incur substantial losses in the future, which may negatively impact our ability to run our business.

We have incurred net losses since 2000, including net losses of $7.1 million in the nine months ended September 30, 2007, $10.7 million, $8.9 million, and $5.7 million for the years ended 2006, 2005, and 2004, respectively. We have accumulated net losses of approximately $54.3 million from our inception through September 30, 2007, and we expect to continue to incur significant operating losses in the future.

We plan to continue the costly process of simultaneously conducting clinical trials and preclinical research for multiple product candidates. Our product development program may not lead to commercial products, either because our product candidates fail to be effective or are not attractive to the market, or because we lack the necessary financial or other resources or relationships to pursue our programs through commercialization. Our net losses are likely to increase significantly as we continue preclinical research and clinical trials, apply for regulatory approvals, develop our product candidates, and develop the infrastructure to support commercialization of our potential products.

We have funded our operations primarily through the issuance of equity securities to investors and may not be able to generate positive cash flow in the future. We expect that we will need to seek additional funds through the issuance of equity securities or other sources of financing during 2008. If we are unable to obtain necessary additional financing, our ability to run our business will be adversely affected and we may be required to reduce the scope of our research and business activity or cease our operations.

Even with the proceeds of this offering, we may not have sufficient cash to fund the development of our drug delivery operations. If we are unable to obtain additional equity or debt financing in the future, we will be required to delay, reduce or eliminate the pursuit of licensing, strategic alliances and development of drug delivery programs.

We believe the net proceeds of this offering (assuming 2,781,100 units are sold) of approximately $3.6 million together with approximately $11.4 million cash on hand, cash equivalents and short-term investments as of September 30, 2007, will be sufficient to fund our drug delivery business at planned levels through early 2009. We will need to raise additional capital to fund operations, conduct clinical trials, continue research and development projects, and commercialize our product candidates. The timing and amount of our need for additional financing will depend on a number of factors, including:

•	the structure and timing of collaborations with strategic partners and licensees;

•	our timetable and costs for the development of marketing operations and other activities related to the commercialization of our product candidates;

•	the progress of our research and development programs and expansion of such programs;

•	the emergence of competing technologies and other adverse market developments; and

•	the prosecution, defense and enforcement of potential patent claims and other intellectual property rights.

Additional equity or debt financing may not be available to us on acceptable terms, or at all. If we raise additional capital by issuing equity securities, substantial dilution to our existing stockholders, including investors in this offering, may result, which could decrease the market price of our common stock due to the sale of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales, or the perception of possible sales, could also impair our ability to raise capital in the future. In addition, the terms of any equity financing may adversely affect the rights of our existing stockholders. If we raise additional funds through strategic alliance or licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that are unfavorable to us, which could substantially reduce the value of our business.

If we are unable to obtain sufficient additional financing, we would be unable to meet our obligations and we would be required to delay, reduce or eliminate some or all of our business operations, including the pursuit of licensing, strategic alliances and development of drug delivery programs.

Our limited experience in preparing applications for regulatory approval of our products, and our lack of experience in obtaining such approval, may increase the cost of and extend the time required for preparation of necessary applications.

Each OTC or pharmaceutical product we develop will require a separate costly and time consuming regulatory approval before we or our collaborators can manufacture and sell it in the United States or internationally. The regulatory process to obtain market approval for a new drug takes many years and requires the expenditure of substantial resources. We have had only limited experience in preparing applications and do not have experience in obtaining regulatory approvals. As a result, we believe we will rely primarily on third party contractors to help us prepare applications for regulatory approval, which means we will have less control over the timing and other aspects of the regulatory process than if we had our own expertise in this area. Our limited experience in preparing applications and obtaining regulatory approval could delay or prevent us from obtaining regulatory approval and could substantially increase the cost of applying for such approval.

We may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue.

We may encounter delays or rejections during any stage of the regulatory approval process based upon the failure of clinical data to demonstrate compliance with, or upon the failure of the product or product candidate to meet the Federal Drug Administration’s, or FDA’s, requirements for safety, efficacy, quality, and/or bioequivalence; in addition, those requirements may become more stringent due to changes in regulatory agency policy or the adoption of new regulations. After submission of a marketing application, in the form of a New Drug Application, or NDA, or an Accelerated New Drug Application, or ANDA, the FDA may deny the application, may require additional testing or data, and/or may require post marketing testing and surveillance to monitor the safety or efficacy of a product or product candidate. In addition, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of products incorporating our controlled release technology.

Certain products incorporating our technology will require the filing of an NDA. A full NDA must include complete reports of preclinical, clinical, and other studies to prove adequately that the product is safe and effective, which involves among other things, full clinical testing, and as a result requires the expenditure of substantial resources. In certain cases involving controlled release versions of FDA-approved immediate release products, we may be able to rely on existing publicly available safety and efficacy data to support an NDA for controlled release products under Section 505(b)(2) of the Food, Drug, and Cosmetic Act, or FDCA, when such data exists for an approved immediate release or controlled release version of the same active chemical ingredient. We can provide no assurance, however, that the FDA will accept a Section 505(b)(2) NDA, or that we will be able to obtain publicly available data that is useful. The Section 505(b)(2) NDA process is a highly uncertain avenue to approval because the FDA’s policies on Section 505(b)(2) have not yet been fully developed. There can be no assurance that the FDA will approve an application submitted under Section 505(b)(2) in a timely manner or at all. Our inability to rely on the 505(b)(2) process would increase the cost and extend the time frame for FDA approvals and, in turn, our ability to commercialize our products.

If our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products.

In order to obtain regulatory approvals for the commercial sale of potential products utilizing our CDT platform, we or our collaborators will be required to complete clinical trials in humans to demonstrate the safety and efficacy, or in certain cases, the bioequivalence, of the products. However, we or our collaborators may not be able to commence or complete these clinical trials in any specified time period, or at all, either because the appropriate regulatory agency objects or for other reasons, including:

•	unexpected delays in the initiation of clinical sites;

•	slower than projected enrollment of eligible patients;

•	competition with other ongoing clinical trials for clinical investigators or eligible patients;

•	scheduling conflicts with participating clinicians;

•	limits on manufacturing capacity, including delays of clinical supplies; and

•	the failure of our products to meet required standards.

We also rely on academic institutions and clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We have less control over the timing and other aspects of these clinical trials than if we conducted the monitoring and supervision on our own. Third parties may not perform their responsibilities for our clinical trials on our anticipated scheduled or consistent with a clinical trial protocol.

Even if we complete a clinical trial of one of our potential products, the clinical trial may not indicate that our product is safe or effective to the extent required by the FDA or other regulatory agency to approve the product. If clinical trials do not show a potential product to be safe, efficacious, or bioequivalent, or if we are required to conduct additional clinical trials or other testing of our products in development beyond those that we currently contemplate, we may be delayed in obtaining, or may not obtain, marketing approval for that product. We cannot guarantee that we will achieve regulatory approval for any of our products in development. Our product development costs may also increase if we experience delays in testing or approvals, which could allow our competitors to bring products to market before we do and would impair our ability to commercialize our products.

If we cannot establish collaborative arrangements with leading individuals, companies and research institutions, we may have to discontinue the development and commercialization of our products.

We have limited experience in conducting full scale clinical trials, preparing and submitting regulatory applications or manufacturing and selling pharmaceutical products. In addition, we do not have sufficient resources to fund the development, regulatory approval, and commercialization of our products. We expect to seek collaborative arrangements and alliances with corporate and academic partners, licensors and licensees to assist with funding research and development, to conduct clinical testing, and to provide manufacturing, marketing, and commercialization of our product candidates. We may rely on collaborative arrangements to obtain the regulatory approvals for our products.

For our collaboration efforts to be successful, we must identify partners whose competencies complement ours. We must also enter into collaboration agreements with them on terms that are favorable to us and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into collaboration agreements with acceptable partners or negotiating favorable terms in these agreements. If we cannot establish collaborative relationships, we will be required to find alternative sources of funding and to develop our own capabilities to manufacture, market, and sell our products. If we were not successful in finding funding and developing these capabilities, we would have to terminate the development and commercialization of our products.

If our existing collaborations to develop and commercialize our products are not successful, we will have to establish new collaborative relationships, fund the development and commercialization of our products internally, or discontinue commercialization of the affected product.

Some of our products are being developed and commercialized in collaboration with corporate partners. Under these collaborations, we are dependent on our collaborators to fund some portion of development, to conduct clinical trials, to obtain regulatory approvals for, and to manufacture, market and sell products using our CDT platform.

Our collaborations or other arrangements may not be successful because of factors such as:

•	our collaborators may have insufficient economic motivation to continue their funding, research, development, and commercialization activities;

•	our collaborators may discontinue funding any particular program, which could delay or halt the development or commercialization of any product candidates arising out of the program;

•	our collaborators may choose to pursue alternative technologies or products, either on their own or in collaboration with others, including our competitors;

•	our collaborators may lack sufficient financial, technical or other capabilities to develop these product candidates;

•	we may underestimate the length of time that it takes for our collaborators to achieve various clinical development and regulatory approval milestones; and

•	our collaborators may be unable to successfully address any regulatory or technical challenges they may encounter.

In addition, our existing collaborations are subject to termination on short notice. If any of our collaborations are not successful or are terminated, we would be required to seek a new collaborator on short notice, devote additional resources to fund development and commercialization of the product covered by the collaboration, or abandon the product.

We rely on third parties to manufacture products for us, which may lead to substantial delay in the development, regulatory approval and commercialization of our product candidates and lead to higher product costs.

We do not have commercial scale facilities to manufacture any products we may develop in accordance with requirements prescribed by the FDA. Consequently, we have to rely on third party manufacturers of the products we are evaluating in clinical trials. If any of our product candidates receive FDA or other regulatory authority approval, we will rely on third-party contractors to perform the manufacturing steps for our products on a commercial scale. We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA and other regulatory authorities, as applicable, must approve any replacement manufacturer, including us, and we or any such third party manufacturer may be unable to formulate and manufacture our drug products in the volume and of the quality required to meet our clinical and commercial needs. We will be dependent upon these third parties to supply us in a timely manner with products manufactured in compliance with cGMPs or similar manufacturing standards imposed by foreign regulatory authorities where our products will be tested and/or marketed. While the FDA and other regulatory authorities maintain oversight for cGMP compliance of drug manufacturers, contract manufacturers may at times violate cGMPs. The FDA and other regulatory authorities may take action against a contract manufacturer who violates cGMPs. We currently rely on Catalent Pharma Solutions, LLC (formerly Cardinal Health PTS, LLC) for the production of a number of our product candidates. Catalent is involved with an ownership transition that could impact its ability to provide products and services for us. If Catalent or other third party manufacturers are unable to provide adequate products and services to us, we could suffer a delay in our clinical trials and the development of or the submission of products for regulatory approval. In addition, we would not have the ability to commercialize products as planned and deliver products on a timely basis, and we may have higher product costs or we may be required to cease distribution or recall some or all batches of our products.

We face intense competition in the drug delivery business, and our failure to compete effectively would decrease our ability to generate meaningful revenues from our products.

The drug delivery business is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing, litigation and other factors. Many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than we do. We are subject to competition from numerous other entities that currently operate or intend to operate in the industry. These include companies that are engaged in the development of controlled-release drug delivery technologies and products as well as other manufacturers that may decide to undertake in-house development of these products. Some of our direct competitors in the drug delivery industry include Alza Corporation, Biovail, Inc., Pacira Pharmaceuticals Inc. (formerly Skyepharma PLC), Penwest, Elan, Flamel, Impax Laboratories, Inc., Labopharm, and KV Pharmaceuticals, Inc.

Many of our competitors have more extensive experience than we have in conducting preclinical studies and clinical trials, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products. Many competitors also have competing products that have already received regulatory approval or are in late-stage development, and may have collaborative arrangements in our target markets with leading companies and research institutions.

Our competitors may develop or commercialize more effective, safer or more affordable products, or obtain more effective patent protection, than we are able to develop, commercialize or obtain. As a result, our competitors may commercialize products more rapidly or effectively than we do, which would adversely affect our competitive position, the likelihood that our products will achieve market acceptance, and our ability to generate meaningful revenues from our products.

In addition, our products in development may face competition from products with the same indication, including products that are formulated for immediate release. For instance, if we are able to commercialize an extended release version of ibuprofen, that product will compete with current immediate release formulations on the market, including brand name and non-branded or store brand formulations.

If we fail to comply with extensive government regulations covering the manufacture, distribution and labeling of our products, we may have to withdraw our products from the market, close our facilities or cease our operations.

Our products, potential products, and manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States (including the Drug Enforcement Agency, Food and Drug Administration, Federal Trade Commission (FTC), and Environmental Protection Agency) and in other countries. For example, our activities, including preclinical studies, clinical trials, manufacturing, distribution, and labeling are subject to extensive regulation by the FDA and comparable authorities outside the United States. Also, our statements and our customers’ statements regarding dietary supplement products are subject to regulation by the FTC. The FTC enforces laws prohibiting unfair or deceptive trade practices, including false or misleading advertising. In recent years, the FTC has brought a number of actions challenging claims by nutraceutical companies. Failure to comply with regulatory requirements could result in various adverse consequences, including possible delay in approval or refusal to approve a product, withdrawal of approved products from the market, product seizure, injunctions, mandatory penalties or criminal prosecution.

Each OTC or pharmaceutical product developed by us will require a separate costly and time consuming regulatory approval before we or our collaborators can manufacture and sell it in the United States or internationally. Even if regulatory approval is received, there may be limits imposed by regulators on a product’s use or it may face subsequent regulatory difficulties. Approved products are subject to continuous review and the facilities that manufacture them are subject to periodic inspections. Furthermore, regulatory agencies may require additional and expensive post-approval studies. If previously unknown problems with a product candidate surface or the manufacturing or laboratory facility is deemed non-compliant with applicable regulatory requirements, an agency may impose restrictions on that product or on us, including requiring us to withdraw the product from the market, close the facility, and/or pay substantial fines.

We also may incur significant costs in complying with environmental laws and regulations. We are subject to federal, state, local and other laws and regulations governing the use, manufacture, storage, handling, and disposal of materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident occurs, we could be held liable for any damages that result and these damages could exceed our resources.

Our ability to commercialize products containing pseudoephedrine may be adversely impacted by retail sales controls, legislation, and other measures designed to counter diversion and misuse of pseudoephedrine in the production of methamphetamine, an illegal drug.

We are engaged in the development of an extended release formulation of pseudoephedrine. On March 10, 2006, Congress enacted the Patriot Act, which included the Combat Methamphetamine Epidemic Act of 2005. Among its various provisions, this national legislation placed restrictions on the purchase and sale of all products containing pseudoephedrine and imposed quotas on manufacturers relating to the sale of products containing pseudoephedrine. Many states have also imposed statutory and regulatory restrictions on the manufacture, distribution and sale of pseudoephedrine products. We believe that such quotas and restrictions resulted in delays in obtaining materials necessary for the development of our pseudoephedrine product. While we have obtained sufficient supplies to support the planned submission of our ANDA for extended release pseudoephedrine with the FDA in 2008, our ability to commercialize products containing pseudoephedrine and the market for such products may be adversely impacted by existing or new retail sales controls, legislation and market changes relating to diversion and misuse of pseudoephedrine in the production of methamphetamine.

If we fail to protect and maintain the proprietary nature of our intellectual property, our business, financial condition and ability to compete would suffer.

We principally rely on patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. We own or have exclusive rights to several U.S. patents and patent applications and we expect to apply for additional U.S. and foreign patents in the future. The patent positions of pharmaceutical, nutraceutical, and bio-pharmaceutical firms, including ours, are uncertain and involve complex legal and factual questions for which important legal issues are largely unresolved. The coverage claimed in our patent applications can be significantly reduced before a patent is issued, and the claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented, or the patents of others may impede our collaborators’ ability to commercialize the technology covered by our owned or licensed patents. Moreover, any current or future issued or licensed patents, or trademarks, or existing or future trade secrets or know-how, may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of our already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes that are the same as, or substantially equivalent or superior to ours, or become available in the market at a lower price. There is a risk that we have infringed or in the future will infringe patents or trademarks owned by others, that we will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all. We cannot assure you that:

•	our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

•	any of our future processes or products will be patentable;

•	any pending or additional patents will be issued in any or all appropriate jurisdictions;

•	our processes or products will not infringe upon the patents of third parties; or

•	we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation could adversely affect our financial results and stock price.

We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements with our employees, consultants, advisors, and collaborators. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

Significant expenses in applying for patent protection and prosecuting our patent applications will increase our need for capital and could harm our business and financial condition.

We intend to continue our substantial efforts in applying for patent protection and prosecuting pending and future patent applications both in the United States and internationally. These efforts have historically required the expenditure of considerable time and money, and we expect that they will continue to require significant expenditures. If future changes in United States or foreign patent laws complicate or hinder our efforts to obtain patent protection, the costs associated with patent prosecution may increase significantly.

If we fail to attract and retain key executive and technical personnel we could experience a negative impact on our ability to develop and commercialize our products and our business will suffer.

The success of our operations will depend to a great extent on the collective experience, abilities and continued service of relatively few individuals. We are dependent upon the continued availability of the services of our employees, many of whom are individually key to our future success. For example, if we lose the services of our President and CEO, Daniel O. Wilds, or our Vice President and Chief Technical Officer, Stephen J. Turner, we could experience a negative impact on our ability to develop and commercialize our CDT technology, our financial results and our stock price. We also rely on members of our scientific staff for product research and development. The loss of the services of key members of this staff could substantially impair our ongoing research and development and our ability to obtain additional financing. We do not carry key man life insurance on any of our personnel.

In addition, we are dependent upon the continued availability of Dr. Reza Fassihi, a member of our board of directors with whom we have a consulting agreement. The agreement may be terminated by either party on 30 days’ notice. If our relationship with Dr. Fassihi is terminated, we could experience a negative impact on our ability to develop and commercialize our CDT technology.

Our success also significantly depends upon our ability to attract and retain highly qualified personnel. We face intense competition for personnel in the drug delivery industry. To compete for personnel, we may need to pay higher salaries and provide other incentives than those paid and provided by more established entities. Our limited financial resources may hinder our ability to provide such salaries and incentives. Our personnel may voluntarily terminate their relationship with us at any time, and the process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly, and disruptive. If we lose the services of key personnel, or fail to replace the services of key personnel who depart, we could experience a severe negative impact on our financial results and stock price.

Future laws or regulations may hinder or prohibit the production or sale of our products.

We may be subject to additional laws or regulations in the future, such as those administered by the FDA or other federal, state or foreign regulatory authorities. Laws or regulations that we consider favorable, such as the Dietary Supplement Health and Education Act, DSHEA, may be repealed. Current laws or regulations may be interpreted more stringently. We are unable to predict the nature of such future laws, regulations or interpretations, nor can we predict what effect they may have on our business. Possible effects or requirements could include the following:

•	The reformulation of certain products to meet new standards;

•	The recall or discontinuance of certain products unable to be reformulated;

•	Imposition of additional record keeping requirements;

•	Expanded documentation of the properties of certain products; or

•	Expanded or different labeling, or scientific substantiation.

Any such requirement could have a material adverse effect on our results of operations and financial condition.

If we fail to adequately manage the size of our business, it could have a severe negative impact on our financial results or stock price.

Our management believes that, to be successful, we must appropriately manage the size of our business. We have added numerous personnel and have added several new research and development projects. We anticipate that we will experience additional growth in connection with the development, manufacture, and commercialization of our products. If we experience rapid growth of our operations, we will be required to implement operational, financial and information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant growth effectively. Our failure to effectively manage our existing operations or our growth could have a material adverse effect on our financial performance or stock price.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential creditors and other investors could lose confidence in our financial reporting, which would harm our business.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We devote significant attention to establishing and maintaining effective internal controls.

Risks Related To Our Stock

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

A significant number of shares of our common stock are or will be eligible for sale in the open market, which could drive down the market price for our common stock and make it difficult for us to raise capital.

As of October 25, 2007, 38,158,479 shares of our common stock were outstanding, and there were 5,762,168 shares of our common stock issuable upon exercise or conversion of outstanding options and warrants. In addition, after this offering, approximately $21.1 million in shares of our common stock will remain available for issuance under a shelf registration statement declared effective by the SEC in November 2005. Our stockholders may experience substantial dilution if we raise additional funds through the sale of equity securities, and sales of a large number of shares by us or by existing stockholders could materially decrease the market price of our common stock and make it more difficult for us to raise additional capital through the sale of equity securities. The risk of dilution and the resulting downward pressure on our stock price could also encourage stockholders to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Our stock price is subject to significant volatility

The market price of our common stock could fluctuate significantly, and you may not be able to resell your shares at or above the offering price. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus, including:

•	general conditions in the healthcare industry;

•	general conditions in the financial markets;

•	our failure or the failure of our collaborative partners, for any reason, to obtain FDA approval for any of our products or products we license;

•	for those products that are ultimately approved by the FDA, the failure of the FDA to approve such products in a timely manner consistent with the FDA’s historical approval process;

•	our failure, or the failure of our third-party partners, to successfully commercialize products approved by the FDA;

•	our failure to generate product revenues anticipated by investors;

•	problems with our sole contract manufacturer;

•	the exercise of our right to redeem certain outstanding warrants to purchase our common stock;

•	the sale of additional debt and/or equity securities by us;

•	announcements by us or others of the results of preclinical testing and clinical trials and regulatory actions, technological innovations or new commercial therapeutic products; and

•	developments or disputes concerning patent or any other proprietary rights.

Certain provisions in our charter documents and otherwise may discourage third parties from attempting to acquire control of our company, which may have an adverse effect on the price of our common stock.

Our board of directors has the authority, without obtaining stockholder approval, to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by our stockholders. Our certificate of incorporation and bylaws also provide for a classified board and special advance notice provisions for proposed business at annual meetings. In addition, Delaware and Washington law contain certain provisions that may have the effect of delaying, deferring or preventing a hostile takeover of our company. Further, we have a stockholder rights plan that is designed to cause substantial dilution to a person or group that attempts to acquire our company without approval of our board of directors, and thereby make a hostile takeover attempt prohibitively expensive for a potential acquiror. These provisions, among others, may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company, even if stockholders may consider such a change in control to be in their best interests, which may cause the price of our common stock to suffer.

Risks Related To This Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently anticipate using the net proceeds from this offering to fund: (i) research and development activities; (ii) clinical trials; (iii) other working capital needs; and (iv) general corporate expenditures. In addition, we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our current or future business and product lines. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances; as a result of such dilution, our stock price could decline.

The offering price will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of September 30, 2007, investors purchasing common stock in this offering will incur immediate dilution of $1.15 per share, based on the offering price of $1.50 per unit, and the sale of an aggregate of 2,781,100 units consisting of one share of common stock together with a warrant to purchase one-half of one share of our common stock. We believe that following this offering, our current cash, cash equivalents and short-term investments, together with the anticipated proceeds from this offering, will be sufficient to fund our operations through early 2009; however, our projected revenue may decrease or our expenses may increase and that would lead to our cash resources being consumed before that time. In addition to this offering, subject to market conditions and other factors, we likely will pursue raising additional funds in the future, as we continue to build our business. In future years, we will likely need to raise significant additional funding to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

If our stock price does not increase, the warrants being offered may not have any value.

The warrants being sold as part of this offering have an exercise price of $2.10 per share and will only be exercisable for a period of five years from the date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value.

Holders of our warrants who exercise their warrants for common stock will incur immediate dilution on exercise.

If you exercise your warrants for shares of common stock, you will experience immediate dilution because the per share exercise price of your warrant is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensation plans.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to our common stock for the shares underlying the warrants, including rights to respond to tender offers and rights to receive any dividends or distributions on our common stock. Upon the exercise of the warrant, you will receive any dividends or distributions that have been made on our common stock since the date the warrant was issued, however, you will be entitled to vote or otherwise exercise your rights as a stockholder only as to matters for which the record date occurs after the conversion date.

FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and accompanying base prospectus, and in particular those factors listed under the sections entitled “Risk Factors.”

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $3.6 million after deducting the placement agent’s fees, fees due to our financial advisor and estimated offering expenses, excluding the proceeds, if any, from the exercise of warrants issued in this offering and assuming that we sell the maximum amount of securities offered hereby.

We currently anticipate using the net proceeds from the offering to fund: (i) research and development activities; (ii) clinical trials; and (iii) other working capital and general corporate purposes.

The amounts and timing of the expenditures may vary significantly, depending on numerous factors, including the success of our commercialization activities and the progress of our clinical trials and other development efforts as well as the amount of cash used in our operations. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. We reserve the right to change the use of proceeds as a result of certain contingencies such as the results of our commercialization activities, competitive developments, opportunities to acquire products, technologies or business and other factors.

Pending the uses described above, we may invest the net proceeds of this offering in short- and medium-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

Our net tangible book value as of September 30, 2007, was approximately $11.2 million, or $0.29 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 2,781,100 shares of common stock offered in this offering, at a public offering price of $1.50 per unit (consisting of one share of common stock together with a warrant to purchase one-half of one share of common stock) and after deducting the placement agent and financial advisory fees and estimated offering expenses payable by us, our net tangible book value as of September 30, 2007, would have been approximately $14.8 million, or $0.35 per share of common stock. This represents an immediate increase in net tangible book value of $0.06 per share to our existing stockholders and an immediate and substantial dilution of $1.15 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$1.50
Net tangible book value per share as of September 30, 2007	$0.29
Increase per share attributable to new investors	0.06

As adjusted net tangible book value per share after this offering		0.35

Dilution per share to new investors		$1.15

The above discussion and table is based on 38,158,479 shares of common stock issued and outstanding as of September 30, 2007, and excludes:

•	options to purchase 3,349,209 shares of our common stock outstanding as of September 30, 2007; and

•	warrants to purchase 2,368,792 shares of our common stock outstanding as of September 30, 2007.

PLAN OF DISTRIBUTION

ThinkEquity Partners, LLC is acting as our placement agent, on a best efforts basis, in connection with the sale of our securities in this offering. ThinkEquity Partners will receive a fee of $250,300 upon the closing of the sale of the securities. The compensation being paid to the placement agent with respect to this offering (not including the reimbursement by us of up to $70,000 in reasonable costs and expenses incurred by the placement agent) will not exceed 6.0 percent of the gross proceeds received from this offering. The placement agent has no obligation to buy any shares of our securities included in this offering.

Taglich Brothers, Inc. is acting as our financial advisor in connection with the sale of our securities in this offering. We will pay Taglich Brothers $112,509 for these financial advisory services, and this amount will be deducted from the placement agent’s fee.

The securities sold in this offering will be purchased by accredited investors. We have entered into subscription agreements with certain of the investors in this offering in the form attached hereto as Annex A. The obligations of each investor to purchase the securities included in this offering are subject to the approval of certain legal matters by our counsel and to certain other conditions. The placement agent and financial advisor may be deemed “underwriters” as such term is used in the Securities Act.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	we will issue the shares of common stock purchased in the offering;

•	we will issue warrants purchased in the offering; and

•	the placement agent will receive the placement agent’s fees in accordance with the terms of the placement agency agreement.

We will pay the placement agent an aggregate fee equal to 6.0% of the gross proceeds of the sale of our securities in the offering, less the $112,509 we pay to our financial advisor in connection with the offering. In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers and the financial advisor upon completion of this offering exceed 6.0% of the maximum gross proceeds of the offering. We have also agreed to reimburse the placement agent for up to $70,000 of reasonable costs and out-of-pocket expenses incurred in connection with the services it is providing for this offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee and the financial advisor’s fee, are approximately $275,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock sold in the offering. After deducting certain fees due to the placement agent and financial advisor and our estimated offering expenses, we expect the net proceeds from this offering, excluding proceeds to be received on exercise of the warrants, if any, to be up to approximately $3.6 million.

Michael N. Taglich is the President and a principal shareholder of Taglich Brothers, Inc. Mr. Taglich is also Chairman of our board of directors. Under the terms of a previous advisory agreement between us and Mr. Taglich that has since terminated, we granted to Mr. Taglich non-transferable options to purchase 100,000 shares of our common stock at an exercise price of $4.61. Of these 100,000 shares, options to purchase 50,000 shares became vested and exercisable before the termination of the advisory agreement, and the option to purchase the remaining 50,000 shares will not vest. In addition, we have from time to time granted Mr. Taglich options to purchase our common stock in connection with his service on our board of directors. On March 8, 2006, we entered into an engagement letter with Roth Capital Partners and Taglich Brothers to act as placement agents in connection with the sale of up to $40 million of our common stock. The engagement letter provided that the placement agents would receive a fee equal to 6% of the gross proceeds to us and five-year warrants to purchase up to 30,000 shares of our common stock at a price equal to 150% of the offering price in that offering. On April 21, 2006, we closed a registered direct offering of 2,370,100 shares of our common stock at $5.00 per share for gross proceeds of $11,850,500. We paid the placement agents $711,030 in cash and issued warrants to purchase 11,000 shares of common stock at $7.50 per share, exercisable for five years. Of the amount paid to the placement agents, Taglich Brothers, Inc. received $511,030 in cash and warrants to purchase 5,500 shares of common stock. This offering is being made pursuant to the provisions of Section 2720 of the Conduct Rules of the Financial Industry Regulatory Authority (FINRA). Such rule governs, among other things, distributions of securities of affiliates of FINRA members, and we may be considered an affiliate of Taglich Brothers, Inc. under the rule.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect to such liabilities.

The placement agent agreement is included as an exhibit to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The transfer agent for our common stock is OTR, Inc.

Our common stock is traded on the American Stock Exchange under the symbol “DDD.”

DESCRIPTION OF WARRANTS

Each warrant represents the right to purchase up to one-half of a share of common stock at an initial exercise price equal to $2.10 per share. Each warrant may be exercised at any time and from time to time on or after the original issue date of the warrant and through and including December 4, 2012. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Exercise. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) payment in cash of the exercise price for the number of shares with respect to which the warrant is being exercised. In the event a holder seeks to exercise a warrant at a time when the shares to be issued on exercise of the warrant are not covered by an effective registration statement, the holder may also exercise the warrant pursuant to a cashless exercise provision at such holder’s election, as described below. Warrants may be exercised in whole or in part, but only for full shares of common stock.

The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 19.999% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). A holder may waive this limitation by written notice to the Company, but any waiver may not be effective until the 61st day after notice is delivered to us.

We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the third trading day after the date on which the warrant is exercised. The buy-in rights apply if after such third trading day and prior to the receipt of such warrant shares, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant. In such case, we will:

•

pay cash to the holder in the amount equal to the amount by which the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the amount obtained by multiplying (A) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue, and (B) the price at which the sell order giving rise to such purchase obligation was executed; and

•

at the option of the holder, either reinstate the portion of the warrant and equivalent number of warrant shares for which such exercise was not honored or delivered to the holder the number of shares of our common stock that would have been issued had we timely complied with our exercise and delivery obligations.

In addition, upon notice, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering the issuance of the shares of common stock underlying the exercised warrants. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the number of shares with respect to which the warrant is exercised, the average closing price of our common stock for the five trading days immediately prior to (but not including) the exercise date and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Fundamental Transaction. If, at any time while the warrant is outstanding, a “fundamental transaction” occurs, then the holder shall have the right to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of the number of shares of our common stock then issuable upon exercise of the warrant. A “fundamental transaction” occurs in the following events:

(1) we effect any merger or consolidation with or into another person or entity after which our stockholders as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity,

(2) we effect any sale of all or substantially all of our assets in one or a series of related transactions,

(3) any tender offer or exchange offer (whether by us or another person or entity) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or

(4) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property,

We shall not effect any such fundamental transaction unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall issue to the holder a new warrant, evidencing the same obligations to the holder as the obligations under the warrant.

Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends unless there is no effective registration statement covering the issuance of the shares of common stock or the shares of common stock issuable upon exercise of the warrant are not freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. The shares of common stock to be issued on exercise will be deemed to have been issued to the holder or the holder’s designee as of the exercise date. In addition, if there is a then effective registration statement covering the issuance of the shares of common stock upon exercise of the warrant, we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. Share certificates issued at times when there is not a then effective registration statement covering the issuance of the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock. If we make or issue a dividend or other distribution payable in securities of the company other than shares of common stock, or in cash or other property, then each holder’s warrant will become the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction. The exercise price of the warrant will also be adjusted if we sell shares of our common stock or securities convertible into shares of our common stock in a capital raising transaction within a period of 12 months from the original issue date of the warrant in one or more offerings to investors for cash consideration at a price per share of our common stock that is lower than the exercise price of the warrant (taking into account any adjustments made to the exercise price of the warrant pursuant to the provisions of the warrant prior to the effective time of such sale).

We will provide 10 trading days’ notice to holders of the warrants and take all reasonable steps to give such holders a practical opportunity to exercise their warrants prior to the effective date of the following corporate events:

•	if we declare a dividend or distribution of cash, securities or other property in respect of our common stock;

•	if we authorize, approve, or enter into any agreement contemplating or soliciting approval for any fundamental transactions; or

•	if we authorize a voluntary dissolution, liquidation or winding up of our affairs.

Additional Provisions. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a stockholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by DLA Piper US LLP, Seattle, Washington, counsel to SCOLR Pharma, Inc. Certain legal matters will be passed upon for the placement agent by Heller Ehrman LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to our annual report on
Form 10-K for year ended December 31, 2006, have been so incorporated in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov and through a hyperlink on our Internet website at http://www.scolr.com.

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete (except any materials only “furnished” to the SEC):

•	our annual report on form 10-K for the fiscal year ended December 31, 2006;

•	our quarterly reports on form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our current reports on Form 8-K filed with the SEC on March 16, 2007, March 29, 2007, April 17, 2007, June 29, 2007, August 13, 2007, and October 11, 2007;

•	the information contained under Item 8.01 of our current report on Form 8-K filed with the SEC on November 1, 2007; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 3, 2004, including any amendments or reports filed for the purpose of updating this information.

You may request a copy of these filings, at no cost, by telephoning us at (425) 373-0171 or by writing us at the following address:

Investor Relations

SCOLR Pharma, Inc.

3625 – 132nd Avenue SE, Suite 400

Bellevue, Washington 98006

As more fully described in the notes to our financial statements filed with our annual report on Form 10-K for the year ended December 31, 2005, we have restated financial information for 2004 to reflect liquidated damage provisions provided under registration rights agreements associated with certain of our warrants and common shares. This restatement also impacted our previously reported financial results for each quarter in the years ended December 31, 2004, and 2005. The effect on the results of operations for these interim periods is more fully described in the notes to our financial statements included in our annual report on Form 10-K for fiscal 2005. We have not separately amended our annual report on Form 10-K for fiscal 2004 or our quarterly reports on Form 10-Q for periods affected by the restatement, and the financial statements and any independent registered public accounting firm’s report and related financial information for the affected periods contained in such reports should no longer be relied upon. All financial and other information included in our Form 10-K for fiscal 2005 reflects the restatement of our financial statements for such prior periods. References in the accompanying base prospectus to quarterly reports on Forms 10-Q for the periods affected by the restatement should considered in light of the foregoing.

ANNEX A

Form of Subscription Agreement

This subscription (this “Subscription Agreement”) is dated November 29, 2007, by and between the investor identified on the signature page hereto (the “Investor”) and SCOLR Pharma, Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:

1. Subscription.

(a) Investor agrees to buy and the Company agrees to sell and issue to Investor (i) such number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, set forth on the signature page hereto (the “Shares”), and (ii) warrants to purchase such number of shares of Common Stock set forth on the signature page hereto (the “Warrants” and, together with the Shares, the “Securities”) for an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”).

(b) The Securities have been registered on a Registration Statement on Form S-3, Registration No. 333- 129275, which registration statement (together with any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”) has been declared effective by the Securities and Exchange Commission, has remained effective since such date and is effective on the date hereof.

(c) NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SECURITIES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT DESIGNATED BY THE COMPANY AND THE PLACEMENT AGENT ENGAGED BY THE COMPANY IN CONNECTION WITH THE SALE AND ISSUANCE OF THE SECURITIES (THE “PLACEMENT AGENT”) PURSUANT TO THE TERMS OF THAT CERTAIN ESCROW AGREEMENT (THE “ESCROW AGREEMENT”) DATED AS OF THE DATE HEREOF, BY AND AMONG THE COMPANY, THE PLACEMENT AGENT AND HELLER EHRMAN LLP (THE “ESCROW AGENT”):

Citibank, N.A.

ABA # 021000089

Account No.: 49203159

Account Name: Heller Ehrman LLP (Attorney Trust Account)

Reference: ThinkEquity / SCOLR Pharma #43456-0003

Bank Contact: Donna Squires-Hernandez or Alice O’Grady

For international wires, include the following information:

666 Fifth Avenue

New York, New York 10103

Swift code is “CITIUS33”

Such funds shall be held in escrow until the Closing Date (as defined below) and delivered by the Escrow Agent on behalf of the Investor to the Company unless (i) the agreement between the Company and the Placement Agent (the “Placement Agreement”) is terminated pursuant to the terms thereof or (ii) the conditions to closing in the Placement Agreement have not been satisfied or waived by the Closing Date. The Investor’s obligations are expressly not conditioned on the purchase by any or all other investors of the Securities that they have agreed to purchase from the Company. The Placement Agent shall have no rights in or to any of the escrowed funds, unless the Placement Agent and the Escrow Agent are notified in writing by the Company in connection with the closing that a portion of the escrowed funds shall be applied to the Placement Agent’s fees.

(d) NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES ON THE CLOSING DATE.

(e) On the third or fourth business day after the date of this Subscription Agreement (the “Closing Date”), if the Placement Agreement has not been terminated pursuant to the terms thereof and the conditions to closing in the Placement Agreement have been satisfied or waived, then the Company (i) shall cause its transfer agent to deliver to Investor the Shares via the Depository Trust Company’s (“DTC”) Deposit or Withdrawal at Custodian system and (ii) shall deliver to Investor the Warrants via the instructions set forth on the signature page hereto, such Shares and Warrants to be registered in such name or names as designated by the Investor on the signature page hereto. The Shares and Warrants shall be unlegended and free of any resale restrictions unless issued to an affiliate of the Company.

2. Company Representations and Warranties. The Company represents and warrants that: (a) it has full right, power and authority to enter into this Subscription Agreement and to perform all of its obligations hereunder; (b) this Subscription Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; (c) the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Company’s Certificate of Incorporation or Bylaws, or (ii) any material agreement to which the Company is a party or by which any of its property or assets is bound; (d) the Shares have been duly authorized for sale and issuance and, when issued and delivered by the Company against payment therefor pursuant to this Subscription Agreement, will be validly issued, fully paid and nonassessable, the Warrants have been duly and validly authorized by the Company and, upon delivery to the Investor at the Closing Date, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity, the shares of Common Stock initially issuable upon exercise of the Warrants have been duly authorized and reserved for sale and issuance and, when issued and delivered by the Company against payment therefor in accordance with the terms thereof, will be validly issued, fully paid and nonassessable; (e) the Registration Statement and any post-effective amendment thereto, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (f) the prospectus contained in the Registration Statement, as amended or supplemented (including by disclosure delivered to the Investor no later than the date hereof), did not contain as of the effective date thereof, and as of the date hereof does not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (g) all preemptive rights or rights of first refusal held by stockholders of the Company and applicable to the transactions contemplated hereby have been duly satisfied or waived in accordance with the terms of the agreements between the Company and such stockholders conferring such rights.

3. Investor Representations, Warranties and Acknowledgments. The Investor represents and warrants to, and covenants with, the Company that the Investor: (A) is an “accredited investor” (as such term is defined in Section 501(a) of the Securities Act); (B) has such knowledge, sophistication and experience in financial and business matters and, in particular, in investments in entities such as the Company, that such Investor is capable of adequately evaluating the merits and risks of an investment in the Securities and the Investor has concluded that it is capable of bearing all of those risks; (C) is capable of bearing a loss of the entire amount of such Investor’s purchase of the Securities, based on the Investor’s net worth, annual income and liquid assets; (D) is suitable to make an investment in the amount of Securities such Investor plans to purchase, based on such Investor’s net worth, annual income and liquid assets, and based on such Investor’s past experience investing in comparable high risk, early stage biotechnology or specialty pharmaceutical companies that have weak cash positions; (E) has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Securities; and (F) in connection with its decision to purchase the number of Securities set forth on the Signature Page, relied only upon any or all of the following: the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s regular reports on Forms 10-K, 10-Q and 8-K as filed by the Company with the Commission, the Disclosure Package (as defined in the Placement Agreement) and the Final Term Sheet (as defined in the Placement Agreement) provided to the Investor and the representations and warranties of the Company contained herein, and did not rely on any other representations, warranties or statements of the Company or the Placement Agent. The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of the Securities in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agent is not authorized to make and has not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Securities, except as set forth or incorporated by reference in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Disclosure Package (as defined in the Placement Agreement).

The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

The Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which the Placement Agent first contacted the Investor about the Offering and (ii) the date that is the tenth (10th) trading day prior to the date of this Agreement, it has not engaged in any short selling of the Company’s securities, or established or increased any “put equivalent position” as defined in Rule 16(a)-1(h) under the Securities Exchange Act of 1934, as amended, with respect to the Company’s securities.

The Investor represents and warrants that: (a) it has full right, power and authority to enter into this Subscription Agreement and to perform all of its obligations hereunder; (b) this Subscription Agreement has been duly authorized and executed by the Investor and constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms; (c) the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Investor’s certificate of incorporation or by-laws (or other governing documents), or (ii) any material agreement or any law or regulation to which the Investor is a party or by which any of its property or assets is bound; and (d) prior to the execution hereof, Investor has received in portable document format, or has otherwise had access to, (i) the Company’s base prospectus dated October 27, 2005, (ii) the Company’s preliminary prospectus supplement thereto dated November __, 2007, and (iii) information as to the total number of Shares and Warrants to be sold in the offering, the offering price per unit of Share and Warrant, the aggregate placement agency fees, and the estimated net proceeds to the Company.

4. Miscellaneous.

(a) This Subscription Agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription Agreement. This Subscription Agreement may be modified only in writing signed by the parties hereto.

(b) This Subscription Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

(c) The provisions of this Subscription Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription Agreement and this Subscription Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely affect the economic rights of either party hereto.

(d) All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company: as set forth on the signature page hereto.

To the Investor: as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

(e) This Subscription Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of, any of its rights under this Subscription Agreement.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription Agreement.

SCOLR PHARMA, INC.

By:
Daniel O. Wilds, President and Chief Executive Officer

Number of Shares:

Number of Warrants:	Address for Notice to the Company: SCOLR Pharma, Inc. 3625 132nd Avenue SE, Suite 400 Bellevue, Washington 98006 Facsimile: (425) 373-0181 Attention: Chief Executive Officer

(such number of Warrants to be equal to __% of the number of Shares being purchased by the Investor)

Purchase Price Per Unit:

Aggregate Purchase Price:

INVESTOR:

By:
Name: Title:

Address for Notice to Investor:

Facsimile:

Email:

Attention:

DWAC Instructions for Delivery of the Shares:

Name of DTC Participant:

DTC Participant Number:

Account Number:

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES ON THE CLOSING DATE.

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SECURITIES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

Citibank, N.A.

ABA # 021000089

Account No.: 49203159

Account Name: Heller Ehrman LLP (Attorney Trust Account)

Reference: ThinkEquity / SCOLR Pharma #43456-0003

Bank Contact: Donna Squires-Hernandez or Alice O’Grady

PROSPECTUS

SCOLR Pharma, Inc.

$40,000,000

COMMON STOCK

WARRANTS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, we may offer from time to time in one or more offerings common stock and/or warrants to purchase common stock at an aggregate public offering price of up to $40 million.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the amount, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities in jurisdictions where an offer or solicitation would be unlawful. The information contained or incorporated in this prospectus or in any prospectus supplement, is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. This prospectus may not be used to sell any of the common stock or warrants unless accompanied by a prospectus supplement.

Our common stock is traded on the American Stock Exchange under the symbol “DDD.” On November 16, 2005, the last reported sale price of our common stock on the American Stock Exchange was $3.90 per share.

Our principal executive offices are located at 3625 – 132nd Avenue SE, Suite 300, Bellevue, Washington 98006. The telephone number of our principal executive offices is (425) 373-0171.

Investing in our securities is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “ Risk Factors” beginning on page 2 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2005.

In this prospectus and in documents incorporated in this prospectus, references to the “Company,” “SCOLR,” “we,” “us” and “our” refer to SCOLR Pharma, Inc., a Delaware corporation.

“Controlled Delivery Technology” is a registered trademark of SCOLR Pharma, Inc. Other trademarks referred to in this prospectus belong to their respective owners.

THE COMPANY

We are a specialty pharmaceutical company leveraging our formulation experience and knowledge with our proprietary and patented Controlled Delivery Technology (CDT®) platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT platform is currently based on four patented drug delivery technologies and includes intellectual property from two U.S. patents licensed exclusively to us by Temple University and two U.S. patents assigned to us by Dr. Reza Fassihi, a Professor of Biopharmaceutics and Industrial Pharmacy at the Temple University School of Pharmacy. We have collaborated with Dr. Fassihi over the last five years to develop prototype prescription and OTC drug formulations, and a number of currently marketed dietary supplements that utilize our CDT platform.

We have applied our CDT platform to a number of nutritional products already on the market, including products sold to Wal-Mart, Rite Aid, General Nutrition Company, and Trader Joes.

We are engaged in the development of CDT-based extended release formulations of ibuprofen, pseduoephedrine (12 and 24 hour), a combination ibuprofen/pseudoephedrine and ondansetron, as well as an immediate release CDT formulation of raloxifene. Ibuprofen is an analgesic approved for treatment of pain and fever with no extended release formulation currently approved for use in North America. Pseudoephedrine is a decongestant that is widely used to relieve sinus pressure related to allergies and the common cold. Ondansetron HCl is the active ingredient in Zofran®, GlaxoSmithKline’s product for anti-nausea and vomiting associated with chemotherapy and radiation treatments for cancer. Raloxifene HCl is the active ingredient in Evista®, Eli Lilly’s product for osteoporosis which uses a different solubilization technology.

We expect to file an Abbreviated New Drug Application for CDT-based 12 hour extended release formulation of pseudoehpedrine by December 2005. In addition, we are conducting human clinical testing of an extended release ibuprofen (OTC) and intend to submit a New Drug Application to the FDS in mid-2006. We also have achieved encouraging results from the first pilot bioavailability testing of our amino acid CDT-based raloxifene HCl tablets. CDT raloxifene uses technology from two of our issued patents which address insoluble and sparingly soluble active ingredients in oral drugs. We believe the trial data demonstrates that our patented amino acid CDT-based platform can be a viable alternative to currently utilized solubility and permeability-enhancing practices. We are continually evaluating additional drugs as potential CDT development candidates for expanding our growing portfolio of CDT applications.

Our proprietary CDT system can be used in solid oral dosage formulations, the preferred route for drug administration, to yield tablets or capsules that release their active agents predictably and programmably over a specified timeframe of up to 24 hours. We believe we can apply our technology to create significant delivery enhancements to a large universe of existing oral pharmaceutical, OTC, and nutritional products. CDT-based controlled release dry blend and direct compression tablet and capsule formulations contain readily available and generally regarded as safe (GRAS) excipients, e.g., non-active ingredients such as combinations of hydrophilic polymers and poly-ionics or electrolytes. These excipients are used to control the release rate of the active drug component of the CDT tablet in order to provide predictable delivery profiles. These include attaining reproducible, cost effective, and optimized in-vivo delivery of drugs for up to 24 hours. In addition, our proprietary amino-acid technology can be incorporated in immediate and sustained release solid oral formulations to increase the solubility characteristics of previously non-soluble and sparingly soluble drugs without employing costly micro-milling, nano-particulate, liposomes, or coated particle technologies.

Our principal executive offices are located at 3625 132nd Avenue SE, Suite 300, Bellevue, Washington 98006. Our telephone number is (425) 373-0171.

RISK FACTORS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “anticipate,” “believe, “estimate,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under this heading “Risk Factors” and others detailed from time to time in our periodic reports filed with the SEC. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a results of new information, future events or otherwise.

The securities offered by this prospectus involve a high degree of risk. You should only acquire our securities if you can afford to lose your entire investment. You should carefully consider the following risk factors, as well as all of the other information set forth in this prospectus, before making a decision to purchase our securities.

We have incurred substantial operating losses since we started doing business and we expect to continue to incur substantial losses in the future, which may negatively impact our ability to run our business.

We have incurred net losses since 2000, including net losses of $4.9 million in 2004, and $8.7 million in 2003. We have continued to incur losses after December 31, 2004, and for the three months and six months ended June 30, 2005, we had net losses of $1.9 million and $3.6 million, respectively. We have accumulated net losses of approximately $30 million from our inception through June 30, 2005, and we expect to continue to incur significant operating losses in the future.

We plan to continue the costly process of simultaneously conducting clinical trials and preclinical research for multiple product candidates. Our product development program may not lead to commercial products, either because our product candidates fail to be effective, are not attractive to the market, or because we lack the necessary financial or other resources or relationships to pursue our programs through commercialization. Our net losses are likely to increase significantly as we continue preclinical research and clinical trials, apply for regulatory approvals, develop our product candidates, and develop the infrastructure to support commercialization of our potential products.

We have funded our operations primarily through the issuance of equity securities to investors and may not be able to generate positive cash flow in the future. We expect that we will need to seek additional funds through the issuance of equity securities or other sources of financing before the third quarter of 2006. If we are unable to obtain necessary additional financing, our ability to run our business will be adversely affected and we may be required to reduce the scope of our research and business activity or cease our operations.

We do not have sufficient cash to fund the development of our drug delivery operations. If we are unable to obtain additional equity or debt financing in the future, we will be required to reduce the scope of our business or cease our operations.

With the $15 million we raised in our private placement of common stock completed in February 2005, we believe that our cash on hand, including our cash equivalents, will be sufficient to fund our drug delivery business at planned levels through the third quarter of 2006. We will need to raise additional capital to fund operations, conduct clinical trials, continue research and development projects, and commercialize our product candidates. The timing and amount of our need for additional financing will depend on a number of factors, including:

•	the structure and timing of collaborations with strategic partners and licensees;

•	our timetable and costs for the development of marketing operations and other activities related to the commercialization of our product candidates;

•	the progress of our research and development programs and expansion of such programs;

•	the emergence of competing technologies and other adverse market developments; and,

•	the prosecution, defense and enforcement of potential patent claims and other intellectual property rights.

Additional equity or debt financing may not be available to us on acceptable terms, or at all. If we raise additional capital by issuing equity securities, substantial dilution to our existing stockholders may result which could decrease the market price of our common stock due to the sale of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales, or the perception of possible sales, could also impair our ability to raise capital in the future. In addition, the terms of any equity financing may adversely affect the rights of our existing stockholders. If we raise additional funds through strategic alliance, and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that are unfavorable to us, which could substantially reduce the value of our business.

If we are unable to obtain sufficient additional financing, we would be unable to meet our obligations and we would be required to delay, reduce or eliminate some or all of our business operations, including the pursuit of licensing, strategic alliances and development of drug delivery programs.

If our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products.

In order to obtain regulatory approvals for the commercial sale of potential products utilizing our CDT platform, we or our collaborators will be required to complete clinical trials in humans to demonstrate the safety and efficacy, or in certain cases, the bioequivalence, of the products. However, we or our collaborators may not be able to commence or complete these clinical trials in any specified time period, or at all, either because the appropriate regulatory agency objects or for other reasons, including:

•	unexpected delays in the initiation of clinical sites;

•	slower than projected enrollment of eligible patients;

•	competition with other ongoing clinical trials for clinical investigators or eligible patients;

•	scheduling conflicts with participating clinicians;

•	limits on manufacturing capacity; and,

•	the failure of our products to meet required standards.

We also rely on academic institutions and clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We have less control over the timing and other aspects of these clinical trials than if we conducted the monitoring and supervision on our own. Third parties may not perform their responsibilities for our clinical trials on our anticipated scheduled or consistent with a clinical trial protocol.

Even if we complete a clinical trial of one of our potential products, the clinical trial may not indicate that our product is safe or effective to the extent required by the FDA or other regulatory agency to approve the product. If clinical trials do not show any potential product to be safe or efficacious, or if we are required to conduct additional clinical trials or other testing of our products in development beyond those that we currently contemplate, we may be delayed in obtaining, or may not obtain, marketing approval for our products. Our product development costs may also increase if we experience delays in testing or approvals, which could allow our competitors to bring products to market before we do and would impair our ability to commercialize our products.

We may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue.

Each OTC or pharmaceutical product developed by us will require a separate costly and time consuming regulatory approval before we or our collaborators can manufacture and sell it in the United States or internationally. The regulatory process to obtain market approval for a new drug takes many years and requires the expenditure of substantial resources. We have had only limited experience in preparing applications and do not have experience in obtaining regulatory approvals. As a result, we believe we will rely primarily on third party contractors to obtain regulatory approval, which means we will have less control over the timing and other aspects of the regulatory process than if we had our own expertise in this area. Third parties may not perform their responsibilities on our anticipated schedule or consistent with our priorities.

We may encounter delays or rejections during any stage of the regulatory approval process based upon the failure of clinical data to demonstrate compliance with, or upon the failure of the product to meet the FDA’s requirements for safety, efficacy, quality, and/or bioequivalence; and, those requirements may become more stringent due to changes in regulatory agency policy or the adoption of new regulations. After submission of a marketing application, in the form of an NDA or

ANDA, the FDA may deny the application, may require additional testing or data, and/or may require post marketing testing and surveillance to monitor the safety or efficacy of a product. In addition, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of products incorporating our controlled release technology.

Certain products incorporating our technology will require the filing of an NDA. A full NDA must include complete reports of preclinical, clinical, and other studies to prove adequately that the product is safe and effective, which involves among other things, full clinical testing, and as a result requires the expenditure of substantial resources. In certain cases involving controlled release versions of FDA-approved immediate release products, we may be able to rely on existing publicly available safety and efficacy data to support an NDA for controlled release products under Section 505(b)(2) of the FDCA when such data exists for an approved immediate release or controlled release version of the same active chemical ingredient. We can provide no assurance, however, that the FDA will accept a Section 505(b)(2) NDA, or that we will be able to obtain publicly available data that is useful. The Section 505(b)(2) NDA process is a highly uncertain avenue to approval because the FDA’s policies on Section 505(b)(2) have not yet been fully developed. There can be no assurance that the FDA will approve an application submitted under Section 505(b)(2) in a timely manner or at all. Our inability to rely on the 505(b)(2) process would increase the cost and extend the time frame for FDA approvals.

If we fail to comply with all of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner, our independent accounting firm could disclaim it opinion, or issue a qualified opinion, as it relates to the effectiveness of our internal controls which could cause an adverse reaction in the financial market and could make it difficult for us to raise capital.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K. We were not subject to these requirements for the fiscal year ended December 31, 2004. We are currently performing a readiness assessment in preparation for our first Section 404 reporting requirement, which will be effective for fiscal year 2005. This report is required to contain an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent auditors must also attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. While we are expending significant resources in developing the necessary documentation and testing procedures required by Section 404, we may not be able to comply with all of the requirements imposed by Section 404 by the deadlines imposed under Section 404. If we fail to have an effectively designed and operating system of internal control, we will be unable to comply with the requirements of Section 404 in a timely manner. If we do not effectively complete our assessment or if our internal controls are not designed or operating effectively, our independent auditors may either disclaim an opinion as it relates to management’s assessment of the effectiveness of our internal control or may issue a qualified opinion on the effectiveness of our internal controls. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements and could make it difficult for us to raise capital.

We face intense competition in the drug delivery business, and our failure to compete effectively would decrease our ability to generate meaningful revenues from our products.

The drug delivery business is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing, litigation and other factors. Many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than we do. We are subject to competition from numerous other entities that currently operate or intend to operate in the industry. These include companies that are engaged in the development of controlled-release drug delivery technologies and products as well as other manufacturers that may decide to undertake in-house development of these products. Some of our direct competitors in the drug delivery industry include Alza, Andrx, Biovail, Impax Laboratories, Labopharm, Penwest, and SkyePharma.

Many of our competitors have more extensive experience than we have in conducting preclinical studies and clinical trials, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products. Many competitors also have competing products that have already received regulatory approval or are in late-stage development, and may have collaborative arrangements in our target markets with leading companies and research institutions.

Our competitors may develop or commercialize more effective, safer or more affordable products, or obtain more effective patent protection, than we are able to develop, commercialize or obtain. As a result, our competitors may commercialize products more rapidly or effectively than we do, which would adversely affect our competitive position, the likelihood that our products will achieve market acceptance, and our ability to generate meaningful revenues from our products.

If we fail to comply with extensive government regulations covering the manufacture, distribution and labeling of our products, we may have to withdraw our products from the market, close our facilities or cease our operations.

Our products, potential products, and manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States (including the Drug Enforcement Agency, Food and Drug Administration, Federal Trade Commission and Environmental Protection Agency) and in other countries. For example, our activities, including preclinical studies, clinical trials, and manufacturing, distribution and labeling are subject to extensive regulation by the FDA and comparable authorities outside the United States. Also, our statements and our customers’ statements regarding dietary supplement products are subject to regulation by the FTC. The FTC enforces laws prohibiting unfair or deceptive trade practices, including false or misleading advertising. In recent years the FTC has brought a number of actions challenging claims by nutraceutical companies.

Each OTC or pharmaceutical product developed by us will require a separate costly and time consuming regulatory approval before we or our collaborators can manufacture and sell it in the United States or internationally. Even if regulatory approval is received, there may be limits imposed by regulators on a product’s use or it may face subsequent regulatory difficulties. Approved products are subject to continuous review and the facilities that manufacture them are subject to periodic inspections. Furthermore, regulatory agencies may require additional and expensive post-approval studies. If previously unknown problems with a product candidate surface or the manufacturing or laboratory facility is deemed non-compliant with applicable regulatory requirements, an agency may impose restrictions on that product or on us, including requiring us to withdraw the product from the market, close the facility, and/or pay substantial fines.

We also may incur significant costs in complying with environmental laws and regulations. We are subject to federal, state, local and other laws and regulations governing the use, manufacture, storage, handling, and disposal of materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident occurs, we could be held liable for any damages that result and these damages could exceed our resources.

If we cannot establish collaborative arrangements with leading individuals, companies and research institutions, we may have to discontinue the development and commercialization of our products.

We have limited experience in conducting full scale clinical trials, preparing and submitting regulatory applications or manufacturing and selling pharmaceutical products. In addition, we do not have sufficient resources to fund the development, regulatory approval, and commercialization of our products. We expect to seek collaborative arrangements and alliances with corporate and academic partners, licensors and licensees to assist with funding research and development, to conduct clinical testing, and to provide manufacturing, marketing, and commercialization of our product candidates. We may rely on collaborative arrangements to obtain the regulatory approvals for our products.

For our collaboration efforts to be successful, we must identify partners whose competencies complement ours. We must also enter into collaboration agreements with them on terms that are favorable to us and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into collaboration agreements with acceptable partners or negotiating favorable terms in these agreements.

Factors that may affect the success of our collaborations include the following:

•	our collaborators may have insufficient economic motivation to continue their funding, research, development, and commercialization activities;

•	our collaborators may discontinue funding any particular program, which could delay or halt the development or commercialization of any product candidates arising out of the program;

•	our collaborators may choose to pursue alternative technologies or products, either on their own or in collaboration with others, including our competitors;

•	our collaborators may lack sufficient financial, technical or other capabilities to develop these product candidates;

•	we may underestimate the length of time that it takes for our collaborators to achieve various clinical development and regulatory approval milestones; and,

•	our collaborators may be unable to successfully address any regulatory or technical challenges they may encounter.

If we cannot establish collaborative relationships, we will be required to find alternative sources of funding and to develop our own capabilities to manufacture, market, and sell our products. If we were not successful in finding funding and developing these capabilities, we would have to terminate the development and commercialization of our products.

We have no manufacturing capabilities and will be dependent on third party manufacturers.

We do not have commercial scale facilities to manufacture any products we may develop in accordance with requirements prescribed by the FDA. Accordingly, we have to rely on third party manufacturers of the products we are evaluating in clinical trials. There can be no assurance that any third parties upon which we rely for our products in clinical development will perform. If there are any failures by these third parties, they may delay development of or the submission of products for regulatory approval, impair our collaborators’ ability to commercialize products as planned and deliver products on a timely basis, require us or our collaborators to cease distribution or recall some or all batches of our products or otherwise impair our competitive position, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to protect and maintain the proprietary nature of our intellectual property, our business, financial condition and ability to compete would suffer.

We principally rely on patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. We own or have exclusive rights to several U.S. patents and patent applications and we expect to apply for additional U.S. and foreign patents in the future. The patent positions of pharmaceutical, nutraceutical, and bio-pharmaceutical firms, including ours, are uncertain and involve complex legal and factual questions for which important legal issues are largely unresolved. The coverage claimed in our patent applications can be significantly reduced before a patent is issued, and the claims allowed on any patents or trademarks we hold my not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented, or the patents of others may impede our collaborators’ ability to commercialize the technology covered by our owned or licensed patents. Moreover, any current or future issued or licensed patents, or trademarks, or existing or future trade secrets or know-how, may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of our already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes that are the same as, or substantially equivalent or superior to ours, or become available in the market at a lower price. There is a risk that we have infringed or in the future will infringe patents or trademarks owned by others, that we will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all. We cannot assure you that:

•	our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

•	any of our future processes or products will be patentable;

•	any pending or additional patents will be issued in any or all appropriate jurisdictions;

•	our processes or products will not infringe upon the patents of third parties; or,

•	we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation could adversely affect our financial results and stock price.

We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements with our employees, consultants, advisors, and collaborators. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

Significant expenses in applying for patent protection and prosecuting our patent applications will increase our need for capital and could harm our business and financial condition.

We intend to continue our substantial efforts in applying for patent protection and prosecuting pending and future patent applications both in the United States and internationally. These efforts have historically required the expenditure of considerable time and money, and we expect that they will continue to require significant expenditures. If future changes in United States or foreign patent laws complicate or hinder our efforts to obtain patent protection, the costs associated with patent prosecution may increase significantly.

If we fail to attract and retain key executive and technical personnel we could experience a negative impact on our ability to develop and commercialize our products and our business will suffer.

The success of our operations will depend to a great extent on the collective experience, abilities and continued service of relatively few individuals. We are dependent upon the continued availability of the services of our employees, many of whom are individually key to our future success. For example, if we lose the services of our President and CEO, Daniel O. Wilds, or our Vice President and Chief Technical Officer, Stephen J. Turner, we could experience a negative impact on our ability to develop and commercialize our CDT technology, our financial results and our stock price. We also rely on members of our scientific staff for product research and development. The loss of the services of key members of this staff could substantially impair our ongoing research and development and our ability to obtain additional financing.

In addition, we are dependent upon the continued availability of Dr. Reza Fassihi, with whom we have a consulting agreement. The agreement expires December 31, 2006, but may be terminated by either of party on 30-days’ notice. If our relationship with Dr. Fassihi is terminated, we could experience a negative impact on our ability to develop and commercialize our CDT technology.

Our success also significantly depends upon our ability to attract and retain highly qualified personnel. We face intense competition for personnel in the drug delivery industry. To compete for personnel, we may need to pay higher salaries and provide other incentives than those paid and provided by more established entities. Our limited financial resources may hinder our ability to provide such salaries and incentives. Our personnel may voluntarily terminate their relationship with us at any time, and the process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly, and disruptive. If we lose the services of key personnel, or fail to replace the services of key personnel who depart, we could experience a severe negative impact on our financial results and stock price.

Future laws or regulations may hinder or prohibit the production or sale of our products.

We may be subject to additional laws or regulations in the future, such as those administered by the FDA or other federal, state or foreign regulatory authorities. Laws or regulations that we consider favorable, such as the Dietary Supplement Health and Education Act, DSHEA, may be repealed. Current laws or regulations may be interpreted more stringently. We are unable to predict the nature of such future laws, regulations or interpretations, nor can we predict what effect they may have on our business. Possible effects or requirements could include the following:

•	The reformulation of certain products to meet new standards;

•	The recall or discontinuance of certain products unable to be reformulated;

•	Imposition of additional record keeping requirements;

•	Expanded documentation of the properties of certain products; or,

•	Expanded or different labeling, or scientific substantiation.

Any such requirement could have a material adverse effect on our results of operations and financial condition.

If we fail to adequately manage the size of our business, it could have a severe negative impact on our financial results or stock price.

Our management believes that, to be successful, we must appropriately manage the size of our business. We have added numerous personnel and have added several new research and development projects. We anticipate that we will experience additional growth in connection with the development, manufacture and commercialization of our products. If we experience rapid growth of our operations, we will be required to implement operational, financial and information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant growth effectively. Our failure to effectively manage our existing operations or our growth could have a material adverse effect on our financial performance or stock price.

A significant number of shares of our common stock are or will be eligible for sale in the open market, which could drive down the market price for our common stock and make it difficult for us to raise capital.

As of October 26, 2005, 34,974,802 shares of our common stock were outstanding, and there were 5,507,531 million shares of our common stock issuable upon exercise or conversion of outstanding options and warrants. Of these shares, a significant number are eligible for resale. Sales of a large number of shares by selling stockholders could materially decrease the market price of our common stock and make it more difficult to raise additional capital through the sale of equity securities.

Our stockholders may experience substantial dilution if we raise additional funds through the sale of equity securities. We will need to seek additional funds through the issuance of equity securities or other sources of financing. The issuance of a large number of additional shares of our common stock upon the exercise of conversion of outstanding options or warrants or in an equity financing transaction could cause a decline in the market price of our common stock due to the sale of a large number of shares of our common stock in the market, of the perception that these sales could occur.

The risk of dilution and the resulting downward pressure on our stock price could also encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Certain provisions in our charter documents and otherwise may discourage third parties from attempting to acquire control of our company, which may have an adverse effect on the price of our common stock.

Our board of directors has the authority, without obtaining stockholder approval, to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by our stockholders. Our certificate of incorporation and bylaws also provide for a classified board and special advance notice provisions for proposed business at annual meetings. In addition, Delaware and Washington law contain certain provisions that may have the effect of delaying, deferring or preventing a hostile takeover of our company. Further, we have a stockholder rights plan that is designed to cause substantial dilution to a person or group that attempts to acquire our company without approval of our board of directors, and thereby make a hostile takeover attempt prohibitively expensive for a potential acquiror. These provisions, among others, may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company, even if stockholders may consider such a change in control to be in their best interests, which may cause the price of our common stock to suffer.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from such shares of common stock. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will describe in the applicable prospectus supplement the terms of the series of warrants, including, but not limited to:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which such shares of common stock may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our common stock on the terms and conditions and at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Seattle, Washington time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our corporate offices, we will issue and deliver the shares of common stock issuable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of common stock as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

In the event we engage the services of a warrant agent, any such warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby at prices and under terms then prevailing, at prices related to the then current market price or in negotiated transactions from time to time in one or more of the following ways:

•	directly to one or more purchasers;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•

through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	in privately negotiated transactions; or

•	in any combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters, dealers or agents;

•	the number of shares and purchase price of the common stock being offered and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange on which the common stock may be listed.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Agents and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered or sold.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

We may also sell the securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the American Stock Exchange or otherwise.

Costs

We will bear all costs, expenses and fees in connection with the registration of the securities (including the shares of our common stock issuable upon exercise of the warrants), as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholders, if any.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus or post-effective amendment, the net proceeds from the sale of securities offered hereunder will be added to our general funds and used for research and development in our drug delivery business, working capital and general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference facilities at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. Our SEC filings are also available to the public free of charge at the SEC’s web site at http://www.sec.gov and at our website at http://www.scolr.com.

This prospectus is a part of the registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. You should refer to the registration statement for additional information about us and the securities being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus. You should review that information to understand the nature of any investment by you in our common stock. Information we file with the SEC in the future will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•

our current reports on Form 8-K filed with or furnished to the SEC on January 11, 2005, January 25, 2005, February 11, 2005, March 22, 2005, May 12, 2005, June 16, 2005, July 13, 2005, August 5, 2005, August 15, 2005, and October 13, 2005; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 3, 2004, including any amendments or reports filed for the purpose of updating this information.

If you would like a copy of any of these documents, at no cost, please write or call us at:

SCOLR Pharma, Inc.

3625 – 132nd Avenue SE, Suite 300

Bellevue, Washington 98006

Attention: Director of Finance

Telephone: (425) 373-0171

LEGAL MATTERS

DLA Piper Rudnick Gray Cary US LLP, will issue a legal opinion as to the validity of the issuance of the securities offered under this prospectus.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

SCOLR Pharma, Inc.

$40,000,000

COMMON STOCK

WARRANTS

Prospectus Supplement

ThinkEquity Partners LLC

November 29, 2007